Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of PowerFleet, Inc. on Form S-4 to be filed on or about July 1, 2019 of our report dated April 1, 2019, on our audits of the consolidated financial statements and financial statement schedule of I.D. System, Inc. as of December 31, 2017 and 2018 and for each of the years in the three-year period ended December 31, 2018, which report was included in the Annual Report of I.D. Systems, Inc. on Form 10-K filed on April 1, 2019. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 .

/s/ EISNERAMPER LLP

Iselin, New Jersey

July 1, 2019